Press release

RBC Bearings Incorporated Announces Fiscal 2013 Third Quarter Results

Oxford, CT – February 7, 2013 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2013.

Third Quarter Highlights

	Fiscal 2013		Fiscal 2012		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$96.3		$95.1		1.3%
Gross margin	$36.3		$33.6		7.9%
Gross margin %	37.7%		35.4%
Operating income	$19.2		$18.2		5.2%
Operating income %	19.9%		19.1%
Net income	$12.1	$12.0	$12.2	$11.7	-0.5%	2.3%
Diluted EPS	$0.53	$0.53	$0.54	$0.52	-1.9%	1.9%

Nine Month Highlights

	Fiscal 2013		Fiscal 2012		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$300.0		$286.2		4.8%
Gross margin	$112.2		$99.4		12.9%
Gross margin %	37.4%		34.7%
Operating income	$62.3		$53.6		16.4%
Operating income %	20.8%		18.7%
Net income	$45.8	$39.6	$34.5	$34.1	32.8%	16.1%
Diluted EPS	$2.01	$1.74	$1.54	$1.53	30.5%	13.7%

“We are pleased with the momentum of our aerospace products, the strong execution and expense control demonstrated by our factories and the excellent cash flow during the period,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Overall, industrial product sales reflected a more normalized picture of demand for our mining products in the current environment.”

Third Quarter Results

Net sales for the third quarter of fiscal 2013 were $96.3 million, an increase of 1.3% from $95.1 million in the third quarter of fiscal 2012. The increase in net sales was mainly the result of a 15.8% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket offset by a 12.2% decline in industrial sales driven by slowing activity in mining and military vehicles. Gross margin for the third quarter was $36.3 million compared to $33.6 million for the same period last year. Gross margin as a percentage of net sales was 37.7% in the third quarter of fiscal 2013 compared to 35.4% for the same period last year.

SG&A for the third quarter of fiscal 2013 was $16.6 million, an increase of $1.6 million over the same period last year. As a percentage of net sales, SG&A was 17.2% for the third quarter of fiscal 2013 compared to 15.8% for the same period last year.

Other operating expenses for the third quarter of fiscal 2013 totaled $0.6 million, an increase of $0.2 million, compared to $0.4 million for the same period last year. For the third quarter of fiscal 2013 other operating expenses consisted of $0.4 million of amortization of intangibles and $0.2 million in costs associated with asset disposals and restructuring. For the same period last year, other operating expenses consisted mainly of $0.4 million of amortization of intangibles.

Operating income for the third quarter of fiscal 2013 was $19.2 million, an increase of 5.2% compared to operating income of $18.2 million for the same period last year. As a percentage of net sales, operating income was 19.9% compared to 19.1% for the same period last year.

Interest expense, net for the third quarter of fiscal 2013 was $0.3 million compared to $0.2 million for the same period last year.

Other non-operating expense was $0.2 million for the third quarter of fiscal 2013.

Income tax expense for the third quarter of fiscal 2013 was $6.5 million compared to $5.8 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2013 was 35.1% compared to 32.1% for the same period last year. The effective income tax rate for the third quarter of fiscal 2013 and 2012 includes a $0.1 million and $0.4 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of state and federal income tax audits. The effective income tax rate without these discrete items would have been 35.6% for the third quarter of fiscal 2013 compared to 34.5% for the same period last year.

Net income for the third quarter of fiscal 2013 decreased 0.5% to $12.1 million compared to $12.2 million for the same period last year. Excluding the after tax impact of the discrete tax benefits in fiscal 2013 and 2012, net income would have been $12.0 million for the third quarter of fiscal 2013, an increase of 2.3% compared to $11.7 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2013 decreased 1.9% to 53 cents per share compared to 54 cents per share for the same period last year. Excluding the after tax impact of the discrete tax benefits in fiscal 2013 and 2012, diluted EPS for the third quarter of fiscal 2013 would have been 53 cents per share compared to 52 cents per share for the same period last year, an increase of 1.9%.

Backlog, as of December 29, 2012, was $211.3 million compared to $215.7 million as of December 31, 2011.

Land and Building Purchase

In October 2012, the Company’s Swiss subsidiary, Schaublin SA purchased the land and building, which it occupied and had been leasing, for CHF 14.1 million (approximately $15.0 million). Schaublin SA obtained a 20 year fixed rate mortgage for CHF 9.3 million (approximately $9.9 million) at an interest rate of 2.9%. The balance of the purchase price of CHF 4.8 million (approximately $5.1 million) was paid from cash on hand.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-271-6130 (international callers dial 617-213-8894) and enter conference ID # 73945235. An audio replay of the call will be available from 1:00 p.m. ET on Thursday, February 7th until 11:59 p.m. ET on Thursday, February 14th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 88269299. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,122 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net sales	$96,336	$95,104	$300,045	$286,188
Cost of sales	60,060	61,478	187,796	186,782
Gross margin	36,276	33,626	112,249	99,406

Operating expenses:
Selling, general and administrative	16,567	15,009	48,436	44,780
Other, net	550	413	1,465	1,042
Total operating expenses	17,117	15,422	49,901	45,822

Operating income	19,159	18,204	62,348	53,584

Interest expense, net	281	249	679	935
Other non-operating (income) expense	229	36	(2,961)	557
Income before income taxes	18,649	17,919	64,630	52,092
Provision for income taxes	6,540	5,752	18,863	17,621
Net income	$12,109	$12,167	$45,767	$34,471

Net income per common share:
Basic	$0.54	$0.56	$2.05	$1.58
Diluted	$0.53	$0.54	$2.01	$1.54

Weighted average common shares:
Basic	22,538,502	21,894,128	22,286,974	21,860,593
Diluted	22,862,347	22,449,793	22,724,286	22,351,940

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 29,	December 31,	December 29,	December 31,
Adjusted Net Income Per Common Share:	2012	2011	2012	2011

Reported net income	$12,109	$12,167	$45,767	$34,471
CDSOA payment after taxes	-	-	(2,365)	-
Discrete tax benefit	(105)	(437)	(3,805)	(356)
Adjusted net income	$12,004	$11,730	$39,597	$34,115

Adjusted net income per common share:
Basic	$0.53	$0.54	$1.78	$1.56
Diluted	$0.53	$0.52	$1.74	$1.53

Weighted average common shares:
Basic	22,538,502	21,894,128	22,286,974	21,860,593
Diluted	22,862,347	22,449,793	22,724,286	22,351,940

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
Segment Data, Net External Sales:	2012	2011	2012	2011

Plain bearings segment	$51,497	$46,816	$160,166	$143,522
Roller bearings segment	26,115	30,632	87,564	88,711
Ball bearings segment	10,779	9,962	30,146	30,931
Other segment	7,945	7,694	22,169	23,024
	$96,336	$95,104	$300,045	$286,188

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
Selected Financial Data:	2012	2011	2012	2011

Depreciation and amortization	$3,698	$3,483	$11,074	$10,642

Incentive stock compensation expense	$1,573	$1,262	$4,013	$3,121

Cash provided by operating activities	$19,536	$14,810	$49,224	$31,970

Capital expenditures	$19,202	$3,884	$30,804	$11,299

Total debt			$10,901	$1,104

Cash and short-term investments			$113,165	$59,711

Backlog			$211,286	$215,705